UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0145
Washington, D.C. 20549	Expires: December 31, 2005
SCHEDULE 13G	Estimated average burden hours per response. . 11

Under the Securities Exchange Act of 1934
(Amendment No. 2)*

iPass, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

46261V108

(CUSIP Number)

12/31/04

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 46261V108

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Crosspoint Venture Partners 1996, LP, a California limited partnership (“CVP 1996”) 77-0418388

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization California Limited Partnership

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person -0-

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 46261V108

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Crosspoint Associates 1996, LLC, a California limited liability company (“CA 1996”) 77-0418392

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization California Limited Liability Company

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person -0-

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 46261V108

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Crosspoint Venture Partners LS 1997, LP, a California limited partnership ("CVP 1997") 77-0468510

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization California Limited Partnership

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person -0-

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 46261V108

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Crosspoint Associates 1997, LLC, a California limited liability company (“CA 1997”) 77-0468508

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization California Limited Liability Company

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 46261V108

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Crosspoint Venture Partners LS 2000, LP, a California limited partnership (“CVP 2000”) 94-3359922

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization California Limited Partnership

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person -0-

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 46261V108

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Crosspoint Associates 2000, LLC, a California limited liability company (“CA 2000”) 94-3344866

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization California Limited Liability Company

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person -0-

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 46261V108

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Seth Neiman

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power -0-

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power -0-

9.	Aggregate Amount Beneficially Owned by Each Reporting Person -0-

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 46261V108
Item 1.
	(a)	Name of Issuer iPass, Inc.
	(b)	Address of Issuer’s Principal Executive Offices 3800 Bridge Parkway Redwood Shores, CA 94065

Item 2.
(a)

Name of Person Filing
Crosspoint Venture Partners 1996, LP

Crosspoint Associates 1996, LLC

Crosspoint Venture Partners 1997, LP

Crosspoint Associates 1997, LLC

Crosspoint Venture Partners 2000, LP

Crosspoint Associates 2000, LLC

Seth Neiman

	(b)	Address of Principal Business Office or, if none, Residence 2925 Woodside Road, Woodside, CA 94062
	(c)	Citizenship The entities listed in Item 2(a) are California Limited Partnerships and California Limited Liability Companies. The individual listed in Item 2(a) is a United States citizen.
	(d)	Title of Class of Securities Common Stock
	(e)	CUSIP Number 46261V108

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
Not applicable.
	(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
	(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
	(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
	(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
	(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
	(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
	(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
	(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
(a) Amount beneficially owned: See Items 5-11 of cover sheets hereto
(b) Percent of class:
(c) Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote
(ii) Shared power to vote or to direct the vote
(iii) Sole power to dispose or to direct the disposition of
(iv) Shared power to dispose or to direct the disposition of

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than  five percent of the class of securities, check the following ☒.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person
Not Applicable

Item 8.	Identification and Classification of Members of the Group
Not Applicable

Item 9.	Notice of Dissolution of Group
Not Applicable

Item 10.	Certifications
Not Applicable

CUSIP No. 46261V108

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  March 2, 2005

SETH NEIMAN

Signature	/s/ Dede Barsotti
Dede Barsotti,
Attorney-in-Fact

CROSSPOINT VENTURE PARTNERS 1996, LP, A CALIFORNIA LIMITED PARTNERSHIP
By: Crosspoint Associates 1996, LLC, a California Limited Liability Company, its General Partner

Signature	/s/ Dede Barsotti
Dede Barsotti, Attorney-in-Fact

CROSSPOINT VENTURE PARTNERS LS 1997, LP, A CALIFORNIA LIMITED PARTNERSHIP
By: Crosspoint Associates 1997, LLC, a California Limited Liability Company, its General Partner

Signature	/s/ Dede Barsotti
Dede Barsotti, Attorney-in-Fact

CROSSPOINT VENTURE PARTNERS LS 2000, LP, A CALIFORNIA LIMITED PARTNERSHIP
By: Crosspoint Associates 2000, LLC, a California Limited Liability Company, its General Partner

Signature	/s/ Dede Barsotti
Dede Barsotti, Attorney-in-Fact

CUSIP No. 46261V108

EXHIBIT A

Agreement of Joint Filing

The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated March 2, 2005 containing the information required by Schedule 13G, for the securities of iPass, Inc., held by Crosspoint Venture Partners 1996, LP, Crosspoint Ventures Partners LS 1997, LP and Crosspoint Venture Partners LS 2000, LP, each a California limited partnership, and with respect to the general partners, such other holdings as may be reported therein.

SETH NEIMAN

Signature	/s/ Dede Barsotti
Dede Barsotti,
Attorney-in-Fact

CROSSPOINT VENTURE PARTNERS 1996, LP, A CALIFORNIA LIMITED PARTNERSHIP
By: Crosspoint Associates 1996, LLC, a California Limited Liability Company, its General Partner

Signature	/s/ Dede Barsotti
Dede Barsotti, Attorney-in-Fact

CROSSPOINT VENTURE PARTNERS LS 1997, LP, A CALIFORNIA LIMITED PARTNERSHIP
By: Crosspoint Associates 1997, LLC, a California Limited Liability Company, its General Partner

Signature	/s/ Dede Barsotti
Dede Barsotti, Attorney-in-Fact

CROSSPOINT VENTURE PARTNERS LS 2000, LP, A CALIFORNIA LIMITED PARTNERSHIP
By: Crosspoint Associates 2000, LLC, a California Limited Liability Company, its General Partner

Signature	/s/ Dede Barsotti
Dede Barsotti, Attorney-in-Fact